Exhibit 99.1

Harbin Electric Signs Asset Purchase Agreement; Expands Presence in Electric Motors for Automotive Applications

HARBIN, China, June 18, 2007 /Xinhua-PRNewswire-FirstCall-IW/ -- Harbin Electric, Inc. (NASDAQ: HRBN) a developer and manufacturer of customized linear motors and other special electric motors, today announced that its has entered into a definitive asset purchase agreement to acquire all of the non cash assets of Harbin Taifu Auto Electric Co., Ltd. (“Taifu Auto”). As consideration for the assets to be acquired, Taifu Auto will receive $4 million in cash and 473,354 shares of the Company’s common stock. Based on the closing price of Harbin’s common stock on Friday, June 15, 2007 of $14.67, the transaction would be valued at approximately $10,944,000, which is within the limitations established by the Company’s indenture relating to its senior secured floating rate notes.

Based in Harbin, China, Harbin Taifu Auto Electric Co. Ltd. is a manufacturer of electric motors for various automobile applications. Taifu Auto products are used in applications such as power seat adjusters, electronic sliding doors and the company is testing motors for power steering applications. Taifu Auto holds patents in the PRC for Direct Current Motor for Automobile Seats and for Electromotor for Automobile Electric Aid Steering System. Its current production facility has capacity to produce 2,400,000 motor units annually and is based Harbin China. These production lines will operate continually in Harbin and then later be integrated into Harbin Electric’s new Shanghai motor production plant facility. The Shanghai facility is expected to be completed during the fourth quarter of 2007.

Harbin Taifu Auto Electric Co. Ltd. is 98% owned by a separate company controlled by Harbin Electric Chairman and Chief Executive Officer, Mr. Tianfu Yang. As a related party transaction, Harbin Electric’s Board of Directors established an independent committee to evaluate the Taifu Auto acquisition and engaged a globally recognized financial advisor to provide a fairness opinion on the acquisition. This related party affiliation has been reported in past company financial documents filed with the SEC, including the company’s indenture agreement filed on August 31, 2006. Harbin Electric expects to close the acquisition within the next three weeks. The Company expects the acquisition to be accretive to earnings immediately upon closing and believes Taifu Auto will add approximately $4.5 million in sales and contribute approximately $1.3 million in net profit for the second half of fiscal 2007.

“We are happy that the independent committee of the Harbin Electric Board of Directors has undertaken the proper methods to evaluate and consider this transaction,” stated Barry L. Raeburn, Head of US Operations for Harbin Electric Inc. “Taifu Auto is becoming a leading supplier in China’s automotive industry and this acquisition will enhance our automotive product platform in China and abroad, in our view. In addition to our recently announced North American customer, this acquisition provides us with an established production base and a highly regarded group of customers that will help to position our business for continued expansion in the years ahead.”

Tianfu Yang, Chairman and Chief Executive Officer of Harbin Electric stated, “This acquisition is central to our growth plans in the automotive business and has been disclosed and contemplated since company’s Indenture agreement of August 31, 2006. We welcome Taifu Auto to our growing business operations and believe that together it will strengthen our presence in the global automotive supply chain. Taifu Auto is experiencing rapid growth and acceptance in the automotive supply base within China and is in discussions with some of the world’s top automakers. This will be an exciting addition to Harbin Electric’s growth, recognition and expansion in the international markets.”

About Harbin Electric, Inc.

Harbin Electric, Inc. designs, develops and manufactures linear motors and special electric motors. With proprietary technology and core patents, the Company builds a wide array of customized linear motors and other special motor for a variety of applications and industries. The Company currently designs and supplies its motor products and systems to numerous end users throughout the Chinese domestic market, as well as, to other industrial OEM customers overseas. Industry applications for linear motors include oilfield services, conveyor systems, factory automation, packaging equipment, as well as mass transportation systems. The Company is based in Harbin, China along with its wholly owned subsidiaries. The Company has approximately 270 employees with approximately 270,000 square feet of state-of-the-art manufacturing space. For further information, please see our filings with the Securities and Exchange Commission ( http://www.sec.gov ).

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company’s periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-QSB for the quarter ended March 31, 2007. The Company does not undertake any obligation to update forward-looking statements contained in this press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company’s future performance, operations and products.

For more information, please contact:

Barry L. Raeburn
EVP Finance & Corporate Development
Tel: +1-215-854-8104
Email: info@HarbinElectric.com